EXHIBIT 10.14
Summary of Compensation Payable to Named Executive Officers
Base Salary. The Compensation Committee (the “Committee”) of the Board of Directors of Yahoo! Inc. (“Yahoo!”) has previously approved the annual base salaries of Yahoo!’s principal executive officer, of Yahoo’s principal financial officer and of the executive officers who were named in the Summary Compensation Table of Yahoo!’s Proxy Statement filed with the Securities and Exchange Commission on April 30, 2007 and are currently employed by Yahoo! (together, the “Named Executive Officers”). The following table shows the current annualized base salary rate for 2008 for each of the Named Executive Officers:

Name and Principal Position	Salary
Jerry Yang Chief Executive Officer and Chief Yahoo	$1
Susan Decker President	$815,000
Blake Jorgensen Chief Financial Officer	$450,000
Michael J. Callahan Executive Vice President, General Counsel and Secretary	$360,000
Bonus. In addition to receiving a base salary, Yahoo!’s Named Executive Officers are also generally eligible to receive an annual bonus.
Ms. Decker will be eligible to receive an annual target cash bonus of 150 percent of her base salary for the year. Mr. Jorgensen is eligible to receive an annual target cash bonus of 100 percent of his base salary for the year. Mr. Callahan is also generally eligible to receive an annual bonus. In each case, the amount of an executive’s annual bonus, if any, will be determined by the Committee based on the executive’s and Yahoo!’s performance for the relevant year.
Long-Term Incentives. The Named Executive Officers are also eligible to receive equity-based incentives and other awards from time to time at the discretion of the Committee. Equity-based incentives granted by Yahoo! to the Named Executive Officers are reported on Form 4 filings with the Securities and Exchange Commission.